Exhibit 107.1

Calculation of Filing Fee Tables

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

(Form Type)

CSI COMPRESSCO LP

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee (2)
Equity	Common units representing limited partner interests	Rule 457(c) and Rule 457(h)	582,746	$1.34	$780,879.64	$92.70 per $1,000,000	$72.39
Total Offering Amounts					$780,879.64		$72.39
Total Fee Offsets							—
Net Fee Due							$72.39

(1)

Pursuant to Rule 416(a) under the Securities Act, this Registration Statement on Form S-8 (this “Registration Statement”) also covers such additional common units representing limited partner interests (“Common Units”) of CSI Compressco LP (the “Registrant”) as may become issuable pursuant to the adjustment provisions of the CSI Compressco LP Second Amended and Restated 2011 Long Term Incentive Plan (the “Plan”).

(2)

Estimated solely for purposes of calculating the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act. The price for the Common Units being registered hereby is calculated on the basis of the average high and low sale prices of the Common Units on January 28, 2022 (a date within five business days prior to the date of filing this Registration Statement) as reported on the NASDAQ Global Market.